Exhibit 10.1

AMENDED POST 2004
UNFUNDED DEFERRED COMPENSATION
PLAN FOR THE DIRECTORS OF
PEOPLES BANK SB

The provisions of this Plan apply to all post-2004 deferrals.  It is the intent of all of the parties hereto that the Plan meets the requirements of Section 409A of the Internal Revenue Code.  The terms of the Plan are as follows:

1.  Each director may elect on or before December 31st of any year to defer all or a specified portion of his annual fees for succeeding calendar years.

2.  Any person elected to fill a vacancy on the board, and who was not a director on the preceding December 31st, may elect, within 30 days after becoming eligible under the Plan, to defer all or a specified part of his annual fees for the balance of the calendar year following such election and for succeeding calendar years, unless such person is otherwise prohibited from making such an election by Section 409A of the Internal Revenue Code and the regulations thereunder.

3.  The rate of interest to be paid on deferred fees will be equal to the lower of either (i) the bank’s regular six-month certificate of deposit, plus 2% or (ii) 120% of the applicable federal long-term rate (compounded quarterly) in effect during the month in which the bank determined or reviews the appropriate interest rate for the Plan.  Interest on this account will be compounded quarterly.  The interest rate will be reset on the first business day of each month.

4.  Amounts deferred under the Plan, together with accumulated interest, will be distributed in ten annual installments over a nine-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director.  Notwithstanding this provision, in no event shall a “specified employee”; as that term is defined by the Internal Revenue Service, receive any payment earlier than six-months after termination of employment.   The first annual installment for any such specified employee will be paid on or soon after the later of six-months after termination of employment or the first day of the calendar year immediately following the year of termination of employment.  All subsequent annual installment payments to any such specified employee will be made in the month of January, beginning with the January that immediately follows the first annual installment payment.

5.  An election to defer fees shall continue from year to year unless terminated by the director by written request.  In the event a director elects to terminate deferring fees, the amount already deferred cannot be paid to him until he ceases to be a director.  A director may not make or modify deferral elections during the middle of a year other than as provided in Paragraph 2.

6.  Upon the death of a director or former director prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and interest in his account shall be payable to his estate or designated beneficiary in full on the first day of the calendar year, following the year in which he dies.

7.  Distribution of benefits pursuant to the termination of the Plan is prohibited unless the termination qualifies as a distributable event under Section 409A of the Internal Revenue Code and the regulations thereunder.  Any such payments as a result of the termination of the Plan shall be made in accordance with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder

8.  Notwithstanding any other provisions to the contrary, in accordance with guidance issued by the United States Treasury and the Internal Revenue Service, participants may make a valid deferral election as late as March 15, 2005 with respect to 2005 fees that became payable after such date.  A participant may make such an election by completing the appropriate deferral election form and submitting it to the bank no later than March 15, 2005.

ELECTION TO PARTICIPATE IN UNFUNDED DEFERRED COMPENSATION PLAN

Certificates acknowledged and attested and inserted herewith to become a part of these minutes.
Adopted by the Board of Directors this 26th day of February, 2010, and made effective as of such date.

Attested by:

/s/ David A. Bochnowski	/s/ Jon E. DeGuilio

CEO	Corporate Secretary